EXHIBIT 2

2016

FIRST QUARTER RESULTS

§ Stock Listing Information

Colombian Stock Exchange S.A.

Ticker: CLH

§ Investor Relations

Jesús Ortiz de la Fuente

+57 (1) 603-9051

E-mail: jesus.ortizd@cemex.com

OPERATING AND FINANCIAL HIGHLIGHTS

	January - March			First Quarter		
	2016	2015	% var	2016	2015	% var
Consolidated cement volume	1,829	1,740	5%	1,829	1,740	5%
Consolidated domestic gray cement	1,609	1,593	1%	1,609	1,593	1%
Consolidated ready-mix volume	738	848	(13%)	738	848	(13%)
Consolidated aggregates volume	1,735	2,112	(18%)	1,735	2,112	(18%)
Net sales	316	354	(11%)	316	354	(11%)
Gross profit	153	170	(10%)	153	170	(10%)
as % of net sales	48.3%	48.1%	0.2pp	48.3%	48.1%	0.2pp
Operating earnings before other expenses, net	83	90	(8%)	83	90	(8%)
as % of net sales	26.1%	25.5%	0.6pp	26.1%	25.5%	0.6pp
Controlling interest net income (loss)	45	44	3%	45	44	3%
Operating EBITDA	103	112	(8%)	103	112	(8%)
as % of net sales	32.7%	31.8%	0.9pp	32.7%	31.8%	0.9pp
Free cash flow after maintenance capital expenditures	57	67	(15%)	57	67	N/A
Free cash flow	26	19	38%	26	19	38%
Net debt	1,008	1,125	(10%)	1,008	1,125	(10%)
Total debt	1,051	1,188	(12%)	1,051	1,188	(12%)
Earnings per share	0.08	0.08	3%	0.08	0.08	3%
Shares outstanding at end of period	556	556	0%	556	556	0%
Employees	4,813	4,982	(3%)	4,813	4,982	(3%)

Cement and aggregates volumes in thousands of metric tons. Ready-mix volumes in thousands of cubic meters.
In millions of US dollars, except volumes, percentages, employees, and per-share amounts.
Shares outstanding are presented in millions.

Consolidated net sales during the first quarter of 2016 declined by 11% compared to the first quarter of 2015. This decline is explained mainly as a result of foreign exchange fluctuations and the effect of lower cement volumes from our operations in Panama and Costa Rica.

Cost of sales as a percentage of net sales during the first quarter of 2016 decreased by 0.2pp from 51.9% to 51.7% on a year-over-year basis.

Operating expenses as a percentage of net sales during the first quarter of the year decreased by 0.4pp from 22.6% to 22.2% compared to the same period in 2015.

Operating EBITDA during the first quarter of 2016 declined by 8% compared to the first quarter of 2015. This decline is mainly explained by foreign exchange fluctuations and the effect of lower cement volumes from our operations in Panama and Costa Rica.

Operating EBITDA margin during the first quarter of 2016 increased by 0.9pp, compared to the first quarter of 2015.

Controlling interest net income during the first quarter of 2016 reached US$45 million, increasing 3% compared to the same period in 2015.

Total debt at the first quarter of 2016 was US$1,051 million.

2016 First Quarter Results Page 2

OPERATING RESULTS

Colombia

	January - March			First Quarter		
	2016	2015	% var	2016	2015	% var
Net sales	157	176	(11%)	157	176	(11%)
Operating EBITDA	55	59	(8%)	55	59	(8%)
Operating EBITDA margin	34.9%	33.7%	1.2pp	34.9%	33.7%	1.2pp

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-Mix		Aggregates	
	January - March	First Quarter	January - March	First Quarter	January - March	First Quarter
Volume	9%	9%	(12%)	(12%)	(18%)	(18%)
Price (USD)	(11%)	(11%)	(17%)	(17%)	(9%)	(9%)
Price (local currency)	13%	13%	6%	6%	16%	16%

Year-over-year percentage variation.

In Colombia, during the first quarter our domestic gray cement volumes increased by 9%, while our ready-mix and aggregates volumes declined by 12% and 18%, respectively, compared to the first quarter of 2015.

During the quarter, our cement market position improved both versus fourth and first quarter 2015, while sequential and year-over-year local currency prices remained stable and increased 13%, respectively. The residential and infrastructure sectors continued as the main drivers of demand during the quarter. The residential sector growth was supported by the middle-income segment which benefited from government-sponsored programs.

Panama

	January - March			First Quarter		
	2016	2015	% var	2016	2015	% var
Net sales	63	72	(13%)	63	72	(13%)
Operating EBITDA	25	29	(14%)	25	29	(14%)
Operating EBITDA margin	39.4%	39.9%	(0.5pp)	39.4%	39.9%	(0.5pp)

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-Mix		Aggregates	
	January - March	First Quarter	January - March	First Quarter	January - March	First Quarter
Volume	(21%)	(21%)	(14%)	(14%)	(12%)	(12%)
Price (USD)	5%	5%	(6%)	(6%)	(1%)	(1%)
Price (local currency)	5%	5%	(6%)	(6%)	(1%)	(1%)

Year-over-year percentage variation.

In Panama, during the first quarter our domestic gray cement, ready-mix and aggregates volumes decreased 21%, 14% and 12%, respectively, compared to the first quarter of 2015.

Our results were negatively affected during the quarter by lower sales to the Panama Canal expansion project, the completion of some large infrastructure projects, a slow-down in construction license approval, and low levels of execution of new infrastructure projects.

OPERATING RESULTS

Costa Rica

	January - March			First Quarter		
	2016	2015	% var	2016	2015	% var
Net sales	39	43	(10%)	39	43	(10%)
Operating EBITDA	17	20	(14%)	17	20	(14%)
Operating EBITDA margin	43.6%	45.7%	(2.1pp)	43.6%	45.7%	(2.1pp)

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-Mix		Aggregates	
	January - March	First Quarter	January - March	First Quarter	January - March	First Quarter
Volume	(16%)	(16%)	5%	5%	8%	8%
Price (USD)	(4%)	(4%)	11%	11%	(9%)	(9%)
Price (local currency)	(4%)	(4%)	12%	12%	(8%)	(8%)

Year-over-year percentage variation.

In Costa Rica, during the first quarter our domestic gray cement volumes declined by 16%, while our ready-mix and aggregates volumes increased by 5% and 8%, respectively, compared to the first quarter of 2015.

The decline in our cement volumes is mainly explained by the tough comparison base related to a high exposure to infrastructure projects in 2015, such as the Northern Interamerican Road.

Rest of CLH

	January - March			First Quarter		
	2016	2015	% var	2016	2015	% var
Net sales	62	66	(5%)	62	66	(5%)
Operating EBITDA	19	20	(2%)	19	20	(2%)
Operating EBITDA margin	31.3%	30.3%	1.0pp	31.3%	30.3%	1.0pp

In millions of US dollars, except percentages.

	Domestic gray cement		Ready-Mix		Aggregates	
	January - March	First Quarter	January - March	First Quarter	January - March	First Quarter
Volume	8%	8%	(38%)	(38%)	(58%)	(58%)
Price (USD)	(6%)	(6%)	(0%)	(0%)	(19%)	(19%)
Price (local currency)	(1%)	(1%)	2%	2%	(16%)	(16%)

Year-over-year percentage variation.

In the Rest of CLH region, which includes our operations in Nicaragua, Guatemala, El Salvador and Brazil, during the first quarter of 2016 our domestic gray cement increased by 8%, while our ready-mix and aggregates volumes decreased by 38% and 58%, respectively, compared to the first quarter of 2015.

Housing and infrastructure in Nicaragua, along with industrial-and-commercial activity in Guatemala, remained the main drivers of demand for our products. Our domestic gray cement volumes in these two countries increased at double digit rates against the first and fourth quarters of 2015.

The decline in ready-mix and aggregates relates to the conclusion of projects like the *Izapa-Nejapa* highway, and *Calles para el Pueblo*.

2016 First Quarter Results Page 4

OPERATING EBITDA, FREE CASH FLOW AND DEBT RELATED INFORMATION

CEMEX LatAm Holdings

Operating EBITDA and free cash flow

	January - March			First Quarter		
	2016	2015	% var	2016	2015	% var
Operating earnings before other expenses, net	**83**	**90**	**(8%)**	**83**	**90**	**(8%)**
+ Depreciation and operating amortization	20	22		20	22	
Operating EBITDA	**103**	**112**	**(8%)**	**103**	**112**	**(8%)**
- Net financial expense	15	21		15	21	
- Capital expenditures for maintenance	4	4		4	4	
- Change in working Capital	10	5		10	5	
- Taxes paid	13	14		13	14	
- Other cash items (Net)	4	1		4	1	
Free cash flow after maintenance capital exp	**57**	**67**	**(15%)**	**57**	**67**	**(15%)**
- Strategic Capital expenditures	31	48		31	48	
Free cash flow	**26**	**19**	**38%**	**26**	**19**	**38%**

In millions of US dollars, except percentages.

Information on Debt

	First Quarter			Fourth Quarter
	2016	2015	% var	2015
Total debt [1, 2]	**1,051**	**1,188**	**12%**	**1,088**
Short term	25%	12%		24%
Long term	75%	88%		76%
Cash and cash equivalents	43	63	(31%)	54
Net debt	**1,008**	**1,125**	**(10%)**	**1,034**

	First Quarter	
	2016	2015
Currency denomination		
U.S. dollar	98%	99%
Colombian peso	2%	1%
Interest rate		
Fixed	76%	79%
Variable	24%	21%

In millions of US dollars, except percentages.

[1] Includes capital leases, in accordance with International Financial Reporting Standards (IFRS).

[2] Represents the consolidated balances of CLH and subsidiaries.

2016 First Quarter Results

Page 5

OPERATING RESULTS

CEMEX LatAm Holdings

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
in thousands of U.S. Dollars, except per share amounts

	January - March			First Quarter		
INCOME STATEMENT	2016	2015	% var	2016	2015	% var
Net sales	315,968	353,838	(11%)	315,968	353,838	(11%)
Cost of sales	(163,303)	(183,606)	11%	(163,303)	(183,606)	11%
Gross profit	**152,665**	**170,232**	**(10%)**	**152,665**	**170,232**	**(10%)**
Operating expenses	(70,122)	(80,045)	12%	(70,122)	(80,045)	12%
Operating earnings before other expenses, net	**82,543**	**90,187**	**(8%)**	**82,543**	**90,187**	**(8%)**
Other expenses, net	115	(1,980)	N/A	115	(1,980)	N/A
Operating earnings	**82,658**	**88,207**	**(6%)**	**82,658**	**88,207**	**(6%)**
Financial expenses	(14,873)	(20,589)	28%	(14,873)	(20,589)	28%
Other income (expenses), net	6,761	4,703	44%	6,761	4,703	44%
Net income before income taxes	**74,546**	**72,321**	**3%**	**74,546**	**72,321**	**3%**
Income tax	(29,080)	(28,357)	(3%)	(29,080)	(28,357)	(3%)
Consolidated net income	**45,466**	**43,964**	**3%**	**45,466**	**43,964**	**3%**
Non-controlling Interest Net Income	(150)	(173)	13%	(150)	(173)	13%
Controlling Interest Net Income	**45,316**	**43,791**	**3%**	**45,316**	**43,791**	**3%**
				0	0	
Operating EBITDA	**103,416**	**112,426**	**(8%)**	**103,416**	**112,426**	**(8%)**
Earnings per share	**0.08**	**0.08**	**3%**	**0.08**	**0.08**	**3%**

	as of March 31		
BALANCE SHEET	2016	2015	% var
Total Assets	**3,281,586**	**3,458,651**	**(5%)**
Cash and Temporary Investments	43,279	62,562	(31%)
Trade Accounts Receivables	109,899	134,445	(18%)
Other Receivables	39,753	31,316	27%
Inventories	86,583	105,726	(18%)
Other Current Assets	24,049	26,980	(11%)
Current Assets	303,563	361,029	(16%)
Fixed Assets	1,145,106	1,109,691	3%
Other Assets	1,832,917	1,987,931	(8%)
Total Liabilities	**1,890,395**	**2,076,453**	**(9%)**
Current Liabilities	559,122	435,666	28%
Long-Term Liabilities	1,323,399	1,629,922	(19%)
Other Liabilities	7,874	10,865	(28%)
Consolidated Stockholders' Equity	**1,391,191**	**1,382,198**	**1%**
Non-controlling Interest	5,536	5,600	(1%)
Stockholders' Equity Attributable to Controlling Interest	1,385,655	1,376,598	1%

2016 First Quarter Results Page 6

OPERATING RESULTS

Income statement & balance sheet

CEMEX Latam Holdings, S.A. and Subsidiaries
in millions of Colombian Pesos in nominal terms, except per share amounts

	January - March			First Quarter		
INCOME STATEMENT	2016	2015	% var	2016	2015	% var
Net sales	1,012,746	886,263	14%	1,012,746	886,263	14%
Cost of sales	(523,422)	(459,882)	(14%)	(523,422)	(459,882)	(14%)
Gross profit	**489,324**	**426,381**	**15%**	**489,324**	**426,381**	**15%**
Operating expenses	(224,757)	(200,489)	(12%)	(224,757)	(200,489)	(12%)
Operating earnings before other expenses, net	**264,567**	**225,892**	**17%**	**264,567**	**225,892**	**17%**
Other expenses, net	368	(4,958)	N/A	368	(4,958)	N/A
Operating earnings	**264,935**	**220,934**	**20%**	**264,935**	**220,934**	**20%**
Financial expenses	(47,673)	(51,571)	8%	(47,673)	(51,571)	8%
Other income (expenses), net	21,671	11,780	84%	21,671	11,780	84%
Net income before income taxes	**238,933**	**181,143**	**32%**	**238,933**	**181,143**	**32%**
Income tax	(93,209)	(71,027)	(31%)	(93,209)	(71,027)	(31%)
Consolidated net income	**145,724**	**110,116**	**32%**	**145,724**	**110,116**	**32%**
Non-controlling Interest Net Income	(480)	(434)	(11%)	(480)	(434)	(11%)
Controlling Interest Net Income	**145,244**	**109,682**	**32%**	**145,244**	**109,682**	**32%**
Operating EBITDA	**331,471**	**281,596**	**18%**	**331,471**	**281,596**	**18%**
Earnings per share	**262.01**	**197.99**	**32%**	**262.01**	**197.99**	**32%**

	as of March 31		
BALANCE SHEET	2016	2015	% var
Total Assets	**9,918,102**	**8,909,656**	**11%**
Cash and Temporary Investments	130,806	161,160	(19%)
Trade Accounts Receivables	332,154	346,338	(4%)
Other Receivables	120,149	80,670	49%
Inventories	261,684	272,355	(4%)
Other Current Assets	72,682	69,502	5%
Current Assets	917,474	930,025	(1%)
Fixed Assets	3,460,912	2,858,621	21%
Other Assets	5,539,716	5,121,010	8%
Total Liabilities	**5,713,436**	**5,349,047**	**7%**
Current Liabilities	1,689,861	1,122,299	51%
Long-Term Liabilities	3,999,776	4,198,759	(5%)
Other Liabilities	23,799	27,989	(15%)
Consolidated Stockholders' Equity	**4,204,666**	**3,560,609**	**18%**
Non-controlling Interest	16,733	14,425	16%
Stockholders' Equity Attributable to Controlling Interest	4,187,933	3,546,184	18%

2016 First Quarter Results Page 7

OPERATING RESULTS

Operating Summary per Country

in thousands of U.S. dollars
Operating EBITDA margin as a percentage of net sales

	January - March			First Quarter		
	2016	2015	% var	2016	2015	% var
NET SALES						
Colombia	156,734	176,246	(11%)	156,734	176,246	(11%)
Panama	62,509	71,915	(13%)	62,509	71,915	(13%)
Costa Rica	38,937	43,043	(10%)	38,937	43,043	(10%)
Rest of CLH	62,346	65,649	(5%)	62,346	65,649	(5%)
Others and intercompany eliminations	(4,558)	(3,015)	(51%)	(4,558)	(3,015)	(51%)
TOTAL	**315,968**	**353,838**	**(11%)**	**315,968**	**353,838**	**(11%)**
GROSS PROFIT						
Colombia	76,768	85,493	(10%)	76,768	85,493	(10%)
Panama	27,669	31,635	(13%)	27,669	31,635	(13%)
Costa Rica	20,674	24,442	(15%)	20,674	24,442	(15%)
Rest of CLH	24,517	25,304	(3%)	24,517	25,304	(3%)
Others and intercompany eliminations	3,037	3,358	(10%)	3,037	3,358	(10%)
TOTAL	**152,665**	**170,232**	**(10%)**	**152,665**	**170,232**	**(10%)**
OPERATING EARNINGS BEFORE OTHER EXPENSES, NET						
Colombia	48,785	52,629	(7%)	48,785	52,629	(7%)
Panama	20,169	23,856	(15%)	20,169	23,856	(15%)
Costa Rica	15,435	18,009	(14%)	15,435	18,009	(14%)
Rest of CLH	18,095	18,688	(3%)	18,095	18,688	(3%)
Others and intercompany eliminations	(19,942)	(22,995)	13%	(19,942)	(22,995)	13%
TOTAL	**82,543**	**90,187**	**(8%)**	**82,543**	**90,187**	**(8%)**
OPERATING EBITDA						
Colombia	54,746	59,313	(8%)	54,746	59,313	(8%)
Panama	24,621	28,662	(14%)	24,621	28,662	(14%)
Costa Rica	16,984	19,679	(14%)	16,984	19,679	(14%)
Rest of CLH	19,496	19,924	(2%)	19,496	19,924	(2%)
Others and intercompany eliminations	(12,431)	(15,152)	18%	(12,431)	(15,152)	18%
TOTAL	**103,416**	**112,426**	**(8%)**	**103,416**	**112,426**	**(8%)**
OPERATING EBITDA MARGIN						
Colombia	34.9%	33.7%		34.9%	33.7%	
Panama	39.4%	39.9%		39.4%	39.9%	
Costa Rica	43.6%	45.7%		43.6%	45.7%	
Rest of CLH	31.3%	30.3%		31.3%	30.3%	
TOTAL	**32.7%**	**31.8%**		**32.7%**	**31.8%**	

2016 First Quarter Results Page 8

OPERATING RESULTS

Volume Summary

Consolidated volume summary
Cement and aggregates in thousands of metric tons
Ready mix in thousands of cubic meters

	January - March			First Quarter		
	2016	2015	% var	2016	2015	% var
Total cement volume [1]	1,829	1,740	5%	1,829	1,740	5%
Total domestic gray cement volume	1,609	1,593	1%	1,609	1,593	1%
Total ready-mix volume	738	848	(13%)	738	848	(13%)
Total aggregates volume	1,735	2,112	(18%)	1,735	2,112	(18%)

[1] Consolidated cement volume includes domestic and export volume of gray cement, white cement, special cement, mortar and clinker.

Per-country volume summary

	January - March 2016 vs. 2015	First Quarter 2016 vs. 2015	First Quarter 2016 vs. Fourth Quarter 2015
DOMESTIC GRAY CEMENT			
Colombia	9%	9%	(5%)
Panama	(21%)	(21%)	10%
Costa Rica	(16%)	(16%)	9%
Rest of CLH	8%	8%	7%
READY-MIX			
Colombia	(12%)	(12%)	(4%)
Panama	(14%)	(14%)	5%
Costa Rica	5%	5%	7%
Rest of CLH	(38%)	(38%)	(28%)
AGGREGATES			
Colombia	(18%)	(18%)	(7%)
Panama	(12%)	(12%)	(2%)
Costa Rica	8%	8%	18%
Rest of CLH	(58%)	(58%)	(61%)

2016 First Quarter Results Page 9

OPERATING RESULTS

Price Summary

Variation in U.S. dollars

	January - March 2016 vs. 2015	First Quarter 2016 vs. 2015	First Quarter 2016 vs. Fourth Quarter 2015
DOMESTIC GRAY CEMENT			
Colombia	(11%)	(11%)	(5%)
Panama	5%	5%	0%
Costa Rica	(4%)	(4%)	(1%)
Rest of CLH	(6%)	(6%)	0%
READY-MIX			
Colombia	(17%)	(17%)	(2%)
Panama	(6%)	(6%)	(1%)
Costa Rica	11%	11%	4%
Rest of CLH	(0%)	(0%)	(0%)
AGGREGATES			
Colombia	(9%)	(9%)	1%
Panama	(1%)	(1%)	(6%)
Costa Rica	(9%)	(9%)	4%
Rest of CLH	(19%)	(19%)	(10%)

For Rest of CLH, volume-weighted average prices.

Variation in local currency

	January - March 2016 vs. 2015	First Quarter 2016 vs. 2015	First Quarter 2016 vs. Fourth Quarter 2015
DOMESTIC GRAY CEMENT			
Colombia	13%	13%	(0%)
Panama	5%	5%	0%
Costa Rica	(4%)	(4%)	(1%)
Rest of CLH	(1%)	(1%)	1%
READY-MIX			
Colombia	6%	6%	3%
Panama	(6%)	(6%)	(1%)
Costa Rica	12%	12%	4%
Rest of CLH	2%	2%	1%
AGGREGATES			
Colombia	16%	16%	6%
Panama	(1%)	(1%)	(6%)
Costa Rica	(8%)	(8%)	5%
Rest of CLH	(16%)	(16%)	(9%)

For Rest of CLH, volume-weighted average prices.

2016 First Quarter Results Page 10

DEFINITIONS OF TERMS AND DISCLOSURES

Methodology for translation and presentation of results

Under IFRS, CLH reports its consolidated results in its functional currency, which is the US Dollar, by translating the financial statements of foreign subsidiaries using the corresponding exchange rate at the reporting date for the balance sheet and the corresponding exchange rates at the end of each month for the income statement.

For the reader's convenience, Colombian peso amounts for the consolidated entity are calculated by converting the US dollar amounts using the closing COP/US$ exchange rate at the reporting date for balance sheet purposes, and the average COP/US$ exchange rate for the corresponding period for income statement purposes. The exchange rates used to convert: (i) the balance sheet as of March 31, 2016 and March 31, 2015 was $3,022.35 and $2,576.05 Colombian pesos per US dollar, respectively, and (ii) the consolidated results for the first quarter of 2016 and for the first quarter of 2015 were $3,205.22 and $2,504.71 Colombian pesos per US dollar, respectively.

Per-country/region selected financial information of the income statement is presented before corporate charges and royalties which are included under "other and intercompany eliminations."

Consolidated financial information

When reference is made to consolidated financial information means the financial information of CLH together with its consolidated subsidiaries.

Presentation of financial and operating information

Individual information is provided for Colombia, Panama and Costa Rica.

Countries in Rest of CLH include Nicaragua, Guatemala, El Salvador and Brazil.

Exchange rates

	January - March		January - March		First Quarter	
	2016 closing	2015 closing	2016 average	2015 average	2016 average	2015 average
Colombian peso	3,022.35	2,576.05	3,205.22	2,504.71	3,205.22	2,504.71
Panama balboa	1.00	1.00	1.00	1.00	1.00	1.00
Costa Rica colon	542.23	539.08	543.00	540.91	543.00	543.00
Euro	1.0864	1.0738	1.0900	1.1085	1.0900	1.0900

Amounts provided in units of local currency per US dollar.

2016 First Quarter Results Page 11

OTHER ACTIVITIES AND INFORMATION

Information Request in Costa Rica

As a result of a claim made by a third party, in March 2016, the Competition Directorate of Costa Rica notified CEMEX (Costa Rica), S.A.

(“CEMEX Costa Rica”) of a formal information request that has the objective of calculating the cement market share in Costa Rica and the geographical areas in which CEMEX Costa Rica has a presence. CEMEX Costa Rica has delivered the requested information. As of March 31, 2016, we are not able to assess the likelihood of this request for information leading to a formal investigation or any other actions by the Competition Directorate of Costa Rica, but if any formal investigations are commenced or if any actions are taken by the Competition Directorate of Costa Rica or any other governmental authority in Costa Rica we would not expect that any adverse result from any investigation or actions taken by the corresponding authority of the government of Costa Rica would have a material adverse impact on our results of operations, liquidity and financial condition.

2016 First Quarter Results Page 12

DEFINITIONS OF TERMS AND DISCLOSURES

Definition of terms

Free cash flow equals operating EBITDA minus net interest expense, maintenance and strategic capital expenditures, change in working capital, taxes paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation).

Maintenance capital expenditures investments incurred for the purpose of ensuring CLH’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or internal policies.

Net debt equals total debt minus cash and cash equivalents.

Operating EBITDA equals operating earnings before other expenses, net, plus depreciation and operating amortization.

pp equals percentage points.

Strategic capital expenditures investments incurred with the purpose of increasing CLH’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs.

Working capital equals operating accounts receivable (including other current assets received as payment in kind) plus historical inventories minus operating payables.

2016 First Quarter Results Page 13